2900 Westchester Avenue Purchase, New York 10577 UNISEX CONTRACT ENDORSEMENT Thank you for choosing Jackson National Life Insurance Company of New York®, hereinafter referred to as "the Company" or "Jackson of New York®". This endorsement is made a part of the Contract to which it is attached. For the purposes of this endorsement, certain provisions of Your Contract are amended as described below. To the extent any provisions contained in this endorsement are contrary to or inconsistent with those of the Contract to which it is attached, the provisions of this endorsement will control. The Contract is amended as follows: 1) The Misstatement of Age or Sex Interest Rate for Adjustments on the Contract Data Page is revised to read: "Misstatement of Age Interest Rate for Adjustments: 1%" 2) The MISSTATEMENT OF AGE AND/OR SEX provision is revised to read: "MISSTATEMENT OF AGE. If Your or the Annuitant's age is misstated at the time the Contract's Income Payments become payable, the Company will adjust the payments to reflect income consistent with the correct age. Immediately upon discovery, the Company will adjust the next payment due as a credit or charge, as appropriate, for any underpayments or overpayments using the Misstatement of Age Interest Rate shown on the Contract Data Page." 3) The PROOF OF AGE, SEX AND/OR SURVIVAL provision is revised to read: "PROOF OF AGE AND/OR SURVIVAL. The Company at any time may require proof of age satisfactory to the Company. If any payment required by this Contract depends on a living Annuitant, Owner or Beneficiary, the Company may require proof of that person's survival satisfactory to the Company." 4) The TABLE OF INCOME OPTIONS is deleted in its entirety and replaced by the following: 7743NY

TABLE OF INCOME OPTIONS

The following table describes values for each $1,000 of net proceeds applied to the income option.

UNDER OPTION 4		MONTHLY INSTALLMENTS UNDER OPTIONS 1 OR 3							
No. of Monthly Install-ments	Monthly Install-ments	Age of Annui-tant	No. of Mos. Certain			Age of Annui-tant	No. of Mos. Certain		
		Unisex	Life	120	240	Unisex	Life	120	240
60	17.09	40	2.27	2.26	2.25	68	4.50	4.38	3.93
72	14.31	41	2.30	2.30	2.29	69	4.67	4.53	4.01
84	12.33	42	2.34	2.34	2.33	70	4.85	4.69	4.08
96	10.84	43	2.39	2.38	2.37	71	5.05	4.85	4.15
108	9.68	44	2.43	2.43	2.41	72	5.26	5.02	4.21
120	8.76	45	2.47	2.47	2.45	73	5.48	5.20	4.27
132	8.00	46	2.52	2.52	2.50	74	5.73	5.39	4.33
144	7.37	47	2.57	2.57	2.54	75	6.00	5.59	4.38
156	6.84	48	2.62	2.62	2.59	76	6.29	5.80	4.42
168	6.38	49	2.68	2.67	2.64	77	6.61	6.01	4.46
180	5.98	50	2.74	2.73	2.69	78	6.96	6.23	4.49
192	5.64	51	2.80	2.79	2.74	79	7.33	6.45	4.52
204	5.33	52	2.86	2.85	2.80	80	7.75	6.67	4.54
216	5.06	53	2.93	2.91	2.85	81	8.20	6.88	4.55
228	4.82	54	3.00	2.98	2.91	82	8.70	7.10	4.57
240	4.60	55	3.07	3.05	2.98	83	9.24	7.30	4.58
252	4.40	56	3.15	3.13	3.04	84	9.83	7.50	4.58
264	4.22	57	3.23	3.20	3.10	85	10.47	7.68	4.59
276	4.06	58	3.31	3.29	3.17	86	11.17	7.85	4.59
288	3.90	59	3.40	3.37	3.24	87	11.93	8.00	4.59
300	3.77	60	3.50	3.46	3.32	88	12.76	8.14	4.59
312	3.64	61	3.60	3.56	3.39	89	13.65	8.25	4.60
324	3.52	62	3.71	3.66	3.46	90	14.61	8.36	4.60
336	3.41	63	3.82	3.76	3.54	91	15.65	8.44	4.60
348	3.31	64	3.94	3.87	3.62	92	16.77	8.51	4.60
360	3.21	65	4.07	3.99	3.70	93	18.00	8.57	4.60
		66	4.20	4.11	3.78	94	19.33	8.62	4.60
		67	4.35	4.24	3.85	95	20.76	8.65	4.60

Note: Due to the volume of relevant information, the Table does not provide values for Option 2; those values are available from the Company's Service Center upon request. You may contact the Company's Service Center as specified on the cover page of the Contract.

BASIS OF COMPUTATION. The 2012 Individual Annuity Mortality Period Table, blended 40% male and 60% female, with an assumed net investment rate of 1.00% and a 0% expense load, provides the actuarial basis for the Table of Income Options. The Company will determine the interest rate it uses in the present value calculation referred to in Options 3 and 4 as described in the Income Provisions, but in no instance will that interest rate be greater than the rate the Company uses to calculate the initial annuity payment. The Table of Income Options does not include any applicable tax.

Signed for the Jackson National Life Insurance Company of New York



President

SPECIMEN

7743NY 2